Exhibit 5.1

Lichen International Limited Windward 3, Regatta Office Park PO Box 1350, Grand Cayman KY1-1108 Cayman Islands Attention The Board of Directors	Email jlee@applebyglobal.com Direct Dial +852 2905 5737 Tel +852 2523 8123 Appleby Ref 437495.0010 30 October 2025

Suites 3504B-06
35/F, Two Taikoo Place
979 King’s Road
Quarry Bay
Hong Kong

Tel +852 2523 8123

applebyglobal.com

Managing Partner
David Bulley

Partners
Fiona Chan
Vincent Chan
Chris Cheng
Richard Grasby
Eason Huang
Judy Lee
Michael Makridakis
John McCarroll SC
Lorinda Peasland
Eliot Simpson

Lichen International Limited (Company)

INTRODUCTION

This opinion as to Cayman Islands law is addressed to you in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the Commission) (the Registration Statement) relating to the registration under the United States Securities Act of 1933, as amended, (the Securities Act) of 2,500,000 series A ordinary shares of par value US$0.008 per share in the capital of the Company (the Equity Incentive Plan Shares), issuable under the 2025 equity incentive plan of the Company (the Plan).

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the documents listed in Schedule 1 (Documents). We have not examined any other documents, even if they are referred to in the Documents.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

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This opinion is limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters.

This opinion is given solely for the benefit of the addressee(s) in connection with the matters referred to herein and, except with our prior written consent it may not be transmitted or disclosed to or used or relied upon by any other person or be relied upon for any other purpose whatsoever.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	Incorporation and Status: The Company is an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and is a separate legal entity. The Company is in good standing with the Registrar of Companies of the Cayman Islands.

2.	Issue of Shares: The Equity Incentive Plan Shares to be issued by the Company and registered under the Registration Statement have been duly authorized. When allotted, issued and fully paid for as contemplated by the Plan and the Resolutions, and appropriate entries are made in the register of members of the Company, the Equity Incentive Plan Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

CONSENT

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are “experts” within the meaning of such term as used in the Securities Act or that we are within the category of persons whose consent is required under the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Appleby

Appleby

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Schedule 1

Documents Examined

1.	Scanned copies of: (i) the certificate of incorporation of the Company dated 13 April 2016; (ii) the certificate of incorporation on change of name of the Company dated 11 November 2016; (iii) the certificate of incorporation on change of name of the Company dated 7 April 2017; and (iv) the certificate of incorporation on change of name of the Company dated 14 February 2025 (collectively, Certificate of Incorporation).

2.	Scanned copies of the amended and restated memorandum of association and articles of association of the Company adopted on 10 February 2025 (collectively, Constitutional Documents).

3.	A scanned copy of the certificate of good standing dated 20 August 2025 issued by the Registrar of Companies in respect of the Company (Certificate of Good Standing).

4.	A scanned copy of the certificate of incumbency dated 30 October 2025 issued by the Company’s registered office provider in respect of the Company (Certificate of Incumbency).

5.	A scanned copy of the unanimous written resolutions of all the directors of the Company dated 30 October 2025 (Resolutions).

6.	A scanned copy of the Plan.

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Schedule 2

Assumptions

We have assumed:

1.	(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.	that there has been no change to the information contained in the Certificate of Incorporation or the Certificate of Incumbency and that the Constitutional Documents remain in full force and effect and are unamended;

3.	that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic;

4.	that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

5.	that none of the Company’s directors or its registered office has received any notice of any litigation or threatened litigation to which the Company is or may be party;

6.	that the Company has not (i) received notice of any stop notice under Order 50 of the Grand Court Rules in respect of any of its shares or (ii) received notice of any restrictions notice under the Beneficial Ownership Transparency Act (as amended) of the Cayman Islands in respect of any of its shares, which restrictions notice has not been withdrawn by the registered office or ceased by court order;

7.	that (i) any meetings at which the Resolutions were passed were duly convened and had a duly constituted quorum present and voting throughout and any Resolutions passed in writing were adopted in accordance with the law and the Constitutional Documents, (ii) all interests of the directors of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents, (iii) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion, and (iv) the directors of the Company have concluded that the transactions approved by the Resolutions are bona fide in the best interests of the Company and for a proper purpose of the Company;

8.	that the Certificate of Incumbency accurately reflects the names of all directors and officers of the Company, as at the dates the Resolutions were passed or adopted and as at the date of this opinion;

9.	that there are no records of the Company, agreements, documents or arrangements other than the Constitutional Documents, the Resolutions and the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions contemplated in the Documents or restrict the powers and authority of the directors of the Company in any way which would affect opinions expressed herein;

10.	that the directors or members of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the Company’s property or assets;

11.	that there are no matters of fact or law (excluding matters of Cayman Islands law) which would affect the opinions expressed herein;

12.	that any Equity Incentive Plan Shares will be issued by the Company against payment in full, which shall be equal to at least the par value thereof, and be duly registered in the Company’s register of members; and

13.	the effectiveness of the Registration Statement under the laws of the United States of America.

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Schedule 3

Reservations

Our opinion is subject to the following:

1.	Foreign Law: Relevant foreign law will not be applied by the Cayman Islands courts if it is not pleaded and proved, it is not a bona fide and lawful choice of law, or it would be contrary to public policy in the Cayman Islands for that law to be applied.

2.	Currency of Court Judgments: The Cayman Islands Grand Court Rules 1995 expressly contemplate that judgments may be granted by the Grand Court of the Cayman Islands in currencies other than Cayman Islands dollars or United States dollars. Such Rules provide for various specific rates of interest payable upon judgment debts according to the currency of the judgment.

3.	Conversion of Debts: In the event the Company is placed into liquidation, the Cayman Islands court is likely to require that all debts are converted (at the official exchange rate at the date of conversion) into and paid in a common currency which is likely to be Cayman Islands dollars or United States dollars.

4.	Summary Court Register: We have not examined the register of the summary court of the Cayman Islands on the basis that claims in such court are limited to a maximum of approximately USD24,000.

5.	Preferences: Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Act, and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the company, would be voidable upon the application of the company’s liquidator pursuant to section 145(1) of the Companies Act, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the company. A creditor shall be treated as a related party if it has the ability to control a company or exercise significant influence over a company in making financial and operating decisions.

6.	Undervalues: Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable (i) under section 146 of the Companies Act at the instance of the company’s official liquidator, and (ii) under the Fraudulent Dispositions Act, at the instance of a creditor thereby prejudiced.

7.	Defrauding Creditors: If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Cayman Islands court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the court thinks proper.

8.	Good Standing: Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar of Companies. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

9.	Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on shareholders is not publicly available and information on directors is limited. We have therefore obtained scanned copies of the corporate documents specified in Schedule 1 and relied exclusively on such scanned copies for the verification of such corporate information.

10.	Issue of shares: Based on the decision in the English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, in the event of a misrepresentation by a Company on which a shareholder relied in agreeing to subscribe for shares in such Company, the shareholder may be entitled to rescind the share subscription agreement and thereafter claim damages against such Company for any additional loss suffered as a result of the misrepresentation. Such a claim for damages will not arise unless and until the shareholder has successfully rescinded the share subscription agreement. A shareholder may be barred from rescinding on the grounds of delay or affirmation and if such Company is wound up (whether voluntarily or compulsorily), such shareholder will lose the right to rescind the share subscription agreement.

11.	Register of Members: Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third-party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

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